3.22 (a)
CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C.
FIRST AMENDMENT TO
AMENDED & RESTATED OPERATING AGREEMENT
     This First Amendment to Amended & Restated Operating Agreement (the “Amendment”), is made and entered into as of January 3, 2007, by and among CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C., a Louisiana limited liability company (the “Company”) and CP Baton Rouge, L.L.C. (the “Member”), who agree as follows:
     1. Recitals. The parties hereto are parties to an Amended & Restated Operating Agreement dated October 24, 2005 (the “Agreement”). The parties hereto desire to amend the Agreement in accordance with the terms of this Agreement.
     2. Amendment. The Agreement is hereby amended to include the following language:
“Article X. 10.3. Certification A Member’s interest in the Company may be evidenced by a certificate of limited liability company interest issued by the Company. Said interest shall be represented by units (“Units”). Each such certificate shall set forth the number of Units issued and outstanding and the number of Units issued to the holder of the certificate, as of the date of the certificate, and shall be signed by an officer on behalf of the Company.”

CENTROPLEX CENTRE HOTEL, L.L.C.
By:	CP Baton Rouge, L.L.C.
Its:	Member

By:	Wimar Tahoe Corporation
Its:	Member

By:	/s/ WILLIAM J. YUNG
	Name:	WILLIAM J. YUNG
	Title:	PRESIDENT

CP BATON ROUGE, L.L.C.
By:	Wimar Tahoe Corporation
Its:	Member

By:	/s/ WILLIAM J. YUNG
	Name:	WILLIAM J. YUNG
	Title:	PRESIDENT